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                                                                   EXHIBIT 23.7

Board of Directors
New Focus, Inc.
2584 Junction Avenue
San Jose, CA 95134



                      CONSENT OF THOMAS WEISEL PARTNERS LLC

We hereby consent to (i) the inclusion of our opinion letter, dated September 21, 2003, to the Board of Directors of New Focus, Inc. (the "Company") as Appendix B to the proxy statement/prospectus of the Company and Bookham Technology plc ("Bookham") relating to the merger between the Company and Bookham and (ii) all references to Thomas Weisel Partners LLC in the sections captioned "SUMMARY -- Opinion of New Focus's Financial Advisor", "THE MERGER -- Background of the Merger", "THE MERGER -- Recommendation of the New Focus Board of Directors; Considerations of the New Focus Board of Directors" and "THE MERGER -- Opinion of New Focus Financial Advisor" of the proxy statement/prospectus which forms a part of this Registration Statement on Form F-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                                 Thomas Weisel Partners LLC

                                                 /s/ David Parker

                                                 San Francisco, California
                                                 January 30, 2004